Exhibit 99.1

November 22, 2022

Press Release

Issuer of Real Estate Investment Trust Securities

MORI TRUST Sogo Reit, Inc.

Masayuki Yagi,

Executive Director

(TSE code 8961)

Issuer of Real Estate Investment Trust Securities

MORI TRUST Hotel Reit, Inc.

Nobuyuki Aizawa,

Executive Director

(TSE code 3478)

Asset Management Company:

MORI TRUST Asset Management Co., Ltd.

Michio Yamamoto

President and Representative Director

Contact:

Hiroshi Naito

Director, General Manager, Strategic Management Department,

Sogo REIT Management Division

Phone: +81-3-6435-7011

Nobuyuki Aizawa

Representative Director, Chief Operating Officer (COO),

and Head of Hotel REIT Management Division,

and General Manager, Strategic Management Department,

Hotel REIT Management Division

Phone: +81-3-6435-7011

Notice Concerning Execution of the Merger Agreement

by and between MORI TRUST Sogo Reit, Inc. and MORI TRUST Hotel Reit, Inc.

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

MORI TRUST Sogo Reit, Inc. (“MTR”) and MORI TRUST Hotel Reit, Inc. (“MTH”), have today, at each investment corporation’s Board of Directors meeting, resolved to undertake an absorption-type merger, with March 1, 2023 as the effective date, whereby MTR will be the surviving corporation and MTH will be the dissolving corporation in the merger (the “Merger”), and have today also executed a merger agreement (the “Merger Agreement”) to that effect as set forth below.

I.	Purpose of the Merger

The real estate investment trust securities market (the “J-REIT market”) plunged since February 2020 due to the spread of COVID-19. Backed by monetary easing policy and economic support measures taken in each country, recovery trend has been observed, but the current market has remained unstable affected by the concern about economic slowdown caused by monetary tightening to cope with rising inflation, the prolonged Ukraine crisis and other factors. The office market has faced lower occupancy rates and lengthened downtime mainly in large office buildings due to major corporations’ downsizing of offices and expansion of telework after the occurrence of COVID-19. In terms of hotels, with the start of nationwide travel support and the relaxation of border measures in countries around the world including Japan, hotel performance has now shown signs of recovery, and expectation for post-COVID-19 recovery of the hotel market is rising. However, domestic travel demand and inbound demand have not returned to the pre-COVID-19 level, still on the way to recovery.

The asset management company of MTR and MTH, MORI TRUST Asset Management Co., Ltd. (the “Asset Management Company” or “MTAM”) was established by the Mori Trust Group in February 2000 and operated as the asset management company of MTR, the comprehensive listed investment corporation mainly investing in offices in central Tokyo. MTAM merged with MORI TRUST Hotel Asset Management Co., Ltd., which was the asset management company of MTH, on March 1, 2019. Since then, MTAM has been functioning as the asset management company of MTR and MTH, having established a stable track record as their asset management company and improved their unitholder values.

MTR listed on the J-REIT market of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) in February 2004, as an investment corporation concentrating its investment in competitive large properties mainly composed of office buildings in central Tokyo. Since the listing, MTR has continued carefully selected investments focusing on the medium- to long-term value of properties, and possesses 16 properties, totaling 324.7 billion yen (acquisition price basis) as of the end of October 2022. MTR has implemented an investment strategy with a focus on quality (location and grade) while assessing the market and operating performance, and responded to moving out of large tenants and other issues caused by the current COVID-19 pandemic by receiving sponsor support.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

MTH listed on the J-REIT market of the Tokyo Stock Exchange in February 2017, as an investment corporation specializing in hotels concentrating its investment in the upper four grades in six hotel grades classified from the viewpoints of price range and brand while attentive to their “asset potential” which is the intrinsic real estate value. Having implemented growth strategies that leverage the development power and hotel management power cultivated for years by the Mori Trust Group, MTH possesses 5 properties, totaling 107.6 billion yen (acquisition price basis) as of the end of October 2022. Even in the declining phase of hotel revenue during the COVID-19 pandemic, MTH has maintained a certain level of distributions thanks to the rents supported by its sponsor, MORI TRUST CO., LTD. (“MORI TRUST”) based on the minimum guaranteed rent.

Each of these investment corporations has performed aiming for the medium- to long-term stabilized revenue and growth by leveraging its characteristics respectively, that is, stability of office assets for MTR and growth potential of hotel assets for MTH. However, MTR has challenges in the future growth potential in terms of office assets, which are its main investment targets, due to decreasing opportunities for newly obtaining large-scale prime properties and declining profitability caused by moving out of tenants triggered by COVID-19, while MTH has faced an issue of how to secure stable revenue concerning its investment target, hotel assets, because a risk of revenue fluctuation has become apparent during the COVID-19 pandemic. Accordingly, MTR and MTH have come to recognize an issue that they have limited opportunities for independent growth respectively. In order for MTR and MTH to mutually solve these issues and contribute to the continuous improvement of the unitholder value by creating a comprehensive REIT with offices and hotels as its core assets, which is truly equipped with asset potential, stability and growth potential, MTR and MTH agreed to start negotiation for merger and carefully proceeded with the deliberation. As a result, MTR and MTH have judged that building a portfolio equipped with stability of office assets and growth potential of hotel assets through the Merger and returning to a growth path by leveraging the sponsor support will lead to further improvement of the unitholder value; therefore, the Merger Agreement was made and entered by and between MTR and MTH today.

MTR and MTH consider that the Merger has the following significance.

 i) Pursue asset potential, stability and growth potential with offices and hotels as core assets

MTR and MTH concentrated investment in high-quality assets with a focus on asset potential, which is the intrinsic value of real estate, and this investment policy will be maintained after the Merger. In addition, after the Merger, it will become possible to pursue both stability and growth potential using offices that create stable cash flow and hotels having growth potential as core assets. In addition, properties and asset types are diversified, portfolio quality will be improved as well.

 ii) Maximize the use of sponsor support and return to growth path

After the Merger, sponsor support will be continuously used at the maximum level to return to growth path.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

In regard to the external growth, growth of asset size will be pursued through the maximum use of sponsor support. As a part of these initiatives, an additional purchase of Kamiyacho Trust Tower from the sponsor, MORI TRUST, will be made by using the purchasing capacity created by a decrease in Loan to Value (LTV), which is one of the effects of the Merger (For the details, please refer to “Notice of Acquisition and Lease of Asset (Kamiyacho Trust Tower)” announced today.). This additional acquisition is considered to show the sponsor’s strong commitment to the investment corporation after the Merger (the “new MTR”).

In addition, the office assets and hotel assets which are on the recovery trend from lowered revenue due to COVID-19 are of asset type expected to grow in the recovery and growth phases of the post-COVID-19 market. They are also expected to contribute to the internal growth in the future. It is considered that both external and internal growth will become a growth driver.

iii) Strong governance by sharing profit with investors

After the Merger, the same-boat investment ratio by the sponsor Mori Trust group will be 29.2%, which is one of the largest in J-REIT. This enables cooperation in consideration of both parties’ growth and improvement of unitholder value from the medium- to long-term perspective. It is also planned to facilitate the cooperation system by introducing a new asset management fee system linked to profit per unit for further improvement of the linkage between unitholder values and compensation to the Asset Management Company after the Merger.

iv) Increase in market presence

After the Merger, the new MTR’s asset size will be approx. 471.1 billion yen (ranked No.14 in J-REIT), which will improve its market presence and is expected to expand the investor base. This will result in expansion of market capitalization and improved liquidity of investment units, and is expected to increase unitholder value.

Through these four points of significance of the Merger, the new MTR aims to improve unitholder value based on the medium- to long-term stable management primarily using offices that generate stable cash flow and hotels with growth potential.

(Note)

The asset size after the Merger is calculated by totaling the asset size of MTR and MTH. The asset size of MTR is assumed to be the total of acquisition price of the properties in the portfolio as of the end of October 2022, reflecting the acquisitions and sales of the properties from November 1, 2022 to the Effective date of the Merger. The asset size of MTH is assumed to be the appraisal values of the properties as of the end of August 2022. The asset sizes of the other investment corporations are those including properties that the other investment corporations announced acquisition and sale thereof as of the end of October, 2022 (acquisition (planned) price basis). Therefore, it is not guaranteed that the new MTR will have asset size ranked No.14 in J-REIT as of the effective date of the Merger. In regard to the asset size after the Merger, because it is planned that MTH’s assets will be succeeded with the purchase method by MTR as the surviving corporation, the asset size will not be a simple sum of the total (scheduled) acquisition price of MTR and the appraisal values of MTH as of the end of August 2022.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

II.	Overview of the Merger

(1)	Schedule of the Merger

MTR

Board of Directors meeting to approve the Merger Agreement Date of execution of the Merger Agreement	November 22, 2022
Public notice date for Record date for the general meeting of unitholders	November 24, 2022	(scheduled)
Record date for the general meeting of unitholders	December 9, 2022	(scheduled)
Date of general meeting of unitholders	February 1, 2023	(scheduled)
Record date for splitting the investment units	February 28, 2023	(scheduled)
Effective date for splitting the investment units	March 1, 2023	(scheduled)
Effective date of the Merger
Registration date of the Merger	In early March 2023	(scheduled)

(Note)	MTR plans to split one investment unit into 2 investment units with February 28, 2023 as the record date for splitting the investment units and March 1, 2023 as the effective date of the split (the “Investment Unit Split”). Please refer to (Note 2) of (3) below for more details.

MTH

Board of Directors meeting to approve the Merger Agreement Date of execution of the Merger Agreement	November 22, 2022
Public notice date for Record date for the general meeting of unitholders	November 23, 2022	(scheduled)
Record date for the general meeting of unitholders	December 8, 2022	(scheduled)
Date of general meeting of unitholders	January 31, 2023	(scheduled)
Date of delisting	February 27, 2023	(scheduled)
Effective date of the Merger	March 1, 2023	(scheduled)
Registration date of the Merger	In early March 2023	(scheduled)

(2)	Form of the Merger

MTR will be the surviving corporation under an absorption-type merger and MTH will be dissolved in the Merger.

(3)	Allocation of Investment Units under the Merger

	MTR (Surviving corporation in the absorption-type merger)	MTH (Dissolving corporation in the absorption-type merger)
Allocation of investment units under the Merger	1	1.84
		(Reference) Before the Investment Unit Split 0.92

(Note 1)	The number of new MTR investment units to be issued as a result of the Merger (the number of units after the Investment Unit Split of MTR): 920,000

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(Note 2)	MTR plans to split one investment unit into 2 investment units with February 28, 2023 as the record date for splitting the investment units and March 1, 2023 as the effective date of the split; the allocation ratio shown above and the number of new investment units MTR will allocate and deliver are subject to the Investment Unit Split taking effect. If 0.92 MTR investment units are allocated and delivered against 1 MTH investment unit on the basis of the merger ratio before the Investment Unit Split, there will be many MTH unitholders being allocated fractions of less than one MTR investment unit. To make it possible for MTH unitholders to continue holding MTR investment units after the Merger, a split of MTR investment units will be carried out before the allocation towards MTH unitholders, in the ratio of two MTR investment units to one MTR investment unit for the purpose of delivering to all MTH unitholders at least one MTR investment unit, and for every one MTH investment unit, 1.84 MTR investment unit post- Investment Unit Split will be allocated and delivered. For more details on the Investment Unit Split, please refer to the “Notice Concerning Investment Unit Split,” released by MTR today.

(Note 3)	In addition to the abovementioned investment units, MTR intends to pay MTH unitholders (the unitholders stated or recorded in the final unitholders’ register on the day before the effective date of the Merger (excluding MTR, MTH and those MTH unitholders who have demanded the purchase of their investment units pursuant to Article 149-3 of the Act on Investment Trusts and Investment Corporations (Act No. 198 of 1951, as amended; the “Investment Trusts Act”) (excluding those who have withdrawn such demand for purchase) (hereinafter referred to as the “Unitholders Subject to Allocation”), in lieu of cash distributions for the last business period of MTH which ends the day before the effective date of the Merger, the money delivered due to the Merger in the form of cash distribution based on MTH’s distributable income for that same period of an amount (disregarding fractions of a yen) which is the quotient resulting from a division of the amount of MTH’s distributable income on the date before the effective date of the Merger by the number of issued MTH investment units on that date as reduced by the number of investment units held by unitholders other than the Unitholders Subject to Allocation. The money delivered due to the Merger will be paid within a reasonable period from the effective date of the Merger. Details will be notified as soon as they are finalized.

(4)	Changes to the Certificate of Incorporation of the Surviving Corporation

To establish the new MTR as a comprehensive REIT with office buildings and hotels as its core assets through the Merger, MTR is planning to submit the following proposals for the amendments of the Certificate of Incorporation subject to the condition that the Merger takes effect: Change the trade name to MORI TRUST REIT, Inc.; Revise the investment policy; Change the ends of the conventional fiscal period of the end of March and the end of September to the end of February and the end of August respectively, etc. (the “Amendments of the Certificate of Incorporation”) to the MTR’s general meeting of unitholders scheduled on February 1, 2023.

For more details on the Amendment of the Certificate of Incorporation, please refer to the Merger Agreement attached to this press release as Exhibit.

The new MTR plans to file a notification pursuant to Article 191 of the Investment Trust Act as soon as the Amendment of the Certificate of Incorporation becomes effective.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(5)	Main Conditions of the Merger

The Merger is subject to the following conditions as of the day before the Effective Date:

i)

approval at the general meetings of unitholders of both MTR and MTH and other procedures pursuant to applicable laws and ordinances have been completed, and all necessary permits and approvals have been obtained, as required in relation to the Merger or in order to implement the matters contemplated in connection with the Merger;

ii)

neither MTR nor MTH is in breach of a contractual obligation (including those under the Merger Agreement) or financial covenant or delayed in payment of a monetary debt (including taxes and other public charges); provided, however, that minor breaches and delays in payment shall be excluded;

iii)

there is no occurrence of any acceleration event (including any event that would constitute an acceleration event either with the passage of time or notice, or both), suspension of payments, or insolvency by MTR or MTH;

iv)

consent has been obtained from each financial institution lending money to MTR or MTH with respect to conducting the Merger and the basic borrowing conditions applicable on or after the Effective Date of the Merger (regarding the agreement related to the borrowing, including necessary measures separately agreed by MTR and MTH to ensure that there will be no violation of financial covenants, breach of covenants, or loss of time benefit at MTR after the Merger), and such consent has not been withdrawn;

v)	both MTR and MTH have reasonably confirmed that the filing procedures using Form F-4 are not required for the Merger under the Securities Act;

vi)	no petition for the commencement of bankruptcy procedures, civil rehabilitation procedures, or any other similar legal insolvency procedures is filed with respect to MTR or MTH;

vii)

MTR and MTH, as well as the Asset Management Company of MTR and MTH, have not been subject to revocation of registration by a supervisory agency, suspension of all or a part of its business, or other administrative disposition that materially impairs, or has a materially adverse effect on, the implementation of the Merger;

viii)	in addition to the above, there is no event which is reasonably judged to materially impede the Merger or to make it impracticable.

If any of the above preconditions for the Merger to take effect has not been met on the day preceding the Effective Date, or if it becomes clear that any of the following preconditions for the Merger to take effect have not been met by the day before the Effective Date, the contracting parties (excluding the party in case that fails to satisfy the preconditions due to a reason attributable to itself or its asset manager) to the Agreement may terminate the Agreement without assuming any liability or payment obligation to the other party by giving written notice to the other party before the Effective Date (provided that this shall not apply for any liability or payment obligation owed by the party which provided such notice pursuant to breach of any other provision of the Agreement).

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

III.	Basis for Calculation of Allocation of Investment Units under the Merger

(1)	Basis for Calculation

MTR has appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”), and MTH has appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”), respectively, as their financial advisors for the Merger. MTR and MTH have requested their respective financial advisors to conduct financial analysis with regard to the merger ratio used in the Merger in order to calculate the merger ratio used in the Merger in a fair manner.

The summaries of the analyses respectively conducted by SMBC Nikko Securities and Mizuho Securities indicate figures prior to taking into consideration the Investment Unit Split, by MTR, of one investment unit into two investment units as mentioned above in “2. Overview of the Merger (3) Allocation of Investment Units under the Merger”.

SMBC Nikko Securities has determined to adopt four individual valuation methods to calculate the merger ratio based on its own analysis on the financial information of MTR and MTH as well as the terms and conditions of the Merger. Because the investment units of MTR and MTH are both listed and the market prices are available, SMBC Nikko Securities conducted the historical unit price analysis. Because there are multiple listed investment corporations comparable to each of MTR and MTH and analogical estimates of the investment unit values based on the comparable investment corporations are possible, SMBC Nikko Securities also conducted the comparable trading multiple analysis. In addition, SMBC Nikko Securities conducted the dividend discount model analysis (“DDM”) as a method of valuation and analysis of the investment unit values based on dividends that unitholders of MTR and MTH are expected to receive in the future, and for the purpose of reflecting the market values of the properties held by each of MTR and MTH, SMBC Nikko Securities also conducted the adjusted net asset value analysis. The calculated ranges of the merger ratio shown below are those of the number of MTR investment units to be allocated for each investment unit of MTH.

Valuation Method	MTR	MTH
Historical Unit Price Analysis	1	0.92~0.96
Comparable Trading Multiple Analysis	1	0.66~0.98
Dividend Discount Model Analysis	1	0.72~1.08
Adjusted Net Asset Value Analysis	1	0.92

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

In the Historical Unit Price Analysis, the simple average of the closing prices of investment units for the one-month period, three-month period and six-month period from November 21, 2022, which is set as the base date, has been adopted, after taking into account the recent status of market transactions of the investment units of MTR and MTH. For details of the supplemental explanation regarding the assumptions and disclaimers of SMBC Nikko Securities’ analysis, please refer to (Note 1) at the end of this press release.

In the future business plans of MTR and MTH (future business plans made independently by MTR and MTH and not assuming the Merger) assumed in the dividend discount model analysis by SMBC Nikko Securities, the fiscal years in which a significant increase or decrease in income is expected in MTH’s business plan have been included, and MTH’s operating income, ordinary income and net income for the fiscal period ending February 2023 are expected to decrease significantly compared with those for the fiscal period ended August 2022. This is mainly attributable to the fact that gain on sale of real estate, etc. due to the partial transfer of Courtyard by Marriott Tokyo Station (“Courtyard Tokyo”) has been recorded in the fiscal period ended August 2022 and that 11/12 of the difference (shortfall) between the total rent and the minimum annual guaranteed rent for Courtyard Tokyo and Courtyard by Marriott Shin-Osaka Station (“Courtyard Shin-Osaka”) between October 2021 and September 2022 has been added to the rent for the fiscal period ended August 2022, while the total rent for Shangri-La Tokyo between April 2022 and March 2023 is assumed to exceed the minimum annual guaranteed rent and thus no difference between the total rent and the minimum annual guaranteed rent is assumed to arise in the fiscal period ending February 2023.

In addition, MTH’s operating income, ordinary income and net income for the fiscal period ending August 2023 are expected to increase significantly compared with those for the fiscal period ending February 2023. This is mainly attributable to the fact that 11/12 of the difference (shortfall) between the total rent and the minimum annual guaranteed rent for Courtyard Shin-Osaka between October 2022 and September 2023 is assumed to be added to the rent for the fiscal period ending August 2023 as well as the expected rise in variable rent against the backdrop of the recovery of business performance at hotels due to the continuing upward trend of domestic travelers and inbound tourists.

Mizuho Securities has determined to adopt four individual valuation methods to calculate the merger ratio based on its own analysis on the financial information of MTR and MTH as well as the terms and conditions of the Merger. Because the investment units of MTR and MTH are both listed and the market prices are available, Mizuho Securities conducted the historical unit price analysis. Because there are multiple listed investment corporations comparable to each of MTR and MTH and analogical estimates of the investment unit values based on the comparable investment corporations are possible, Mizuho Securities also conducted the comparable trading multiple analysis. In addition, Mizuho Securities conducted the dividend discount model analysis (“DDM”) as a method of valuation and analysis of the investment unit values based on dividends that unitholders of MTR and MTH are expected to receive in the future, and for the purpose of reflecting the market values of the properties held by each of MTR and MTH, Mizuho Securities also conducted the adjusted net asset value analysis. The calculated ranges of the merger ratio shown below are those of the number of MTR investment units to be allocated for each investment unit of MTH.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Valuation Method	MTR	MTH
Historical Unit Price Analysis	1	0.92~0.97
Comparable Trading Multiple Analysis	1	0.83~1.03
Dividend Discount Model Analysis	1	0.89~1.12
Adjusted Net Asset Value Analysis	1	0.92

In the Historical Unit Price Analysis, the simple average of the closing prices of investment units as of the base date, for the five business days, the one-month period, three-month period and six-month period from November 21, 2022, which is set as the base date, has been adopted, after taking into account the recent status of market transactions of the investment units of MTR and MTH. For details of the supplemental explanation regarding the assumptions and disclaimers of Mizuho Securities’ analysis, please refer to (Note 2) at the end of this press release.

In the future business plans of MTR and MTH (future business plans made independently by MTR and MTH and not assuming the Merger) assumed in the dividend discount model analysis by Mizuho Securities, the fiscal years in which a significant increase or decrease in income is expected in MTH’s business plan have been included, and MTH’s operating income, ordinary income and net income for the fiscal period ending February 2023 are expected to decrease significantly compared with those for the fiscal period ended August 2022. This is mainly attributable to the fact that gain on sale of real estate, etc. due to the partial transfer of Courtyard Tokyo has been recorded in the fiscal period ended August 2022 and that 11/12 of the difference (shortfall) between the total rent and the minimum annual guaranteed rent for Courtyard Tokyo and Courtyard Shin-Osaka between October 2021 and September 2022 has been added to the rent for the fiscal period ended August 2022, while the total rent for Shangri-La Tokyo between April 2022 and March 2023 is assumed to exceed the minimum annual guaranteed rent and thus no difference between the total rent and the minimum annual guaranteed rent is assumed to arise in the fiscal period ending February 2023.

In addition, MTH’s operating income, ordinary income and net income for the fiscal period ending August 2023 are expected to increase significantly compared with those for the fiscal period ending February 2023. This is mainly attributable to the fact that 11/12 of the difference (shortfall) between the total rent and the minimum annual guaranteed rent for Courtyard Shin-Osaka between October 2022 and September 2023 is assumed to be added to the rent for the fiscal period ending August 2023 as well as the expected rise in variable rent against the backdrop of the recovery of business performance at hotels due to the continuing upward trend of domestic travelers and inbound tourists.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(2)	Background to Calculations

As a result of discussions and negotiations over an extended period comprehensively taking into consideration such factors as the financial performance and state of the assets and liabilities of each of MTR and MTH, their future business prospects, the merits of the Merger and the results of the financial analyses performed by their respective financial advisors, MTR and MTH determined that the above merger ratios are fair and executed the Merger Agreement.

(3)	Relationships with the Financial Advisors

Neither SMBC Nikko Securities nor Mizuho Securities is deemed a related party of MTR or MTH pursuant to Article 67, Paragraph 4 of the Ordinance on Accounting at Investment Corporations (Cabinet Office Ordinance No. 47 of 2006; including subsequent amendments) and neither has any material interests to be disclosed with respect to the Merger.

(4)	Prospects and Reasons for Delisting

The Merger is planned to be executed in the form of an absorption-type merger whereby MTR will be the surviving corporation and MTH will be dissolved in accordance with Article 143(iv) of the Investment Trust Act. The MTH investment units are expected to be delisted on February 27, 2023, two business days prior to the Effective Date of the Merger, in accordance with the delisting criteria stipulated by the Tokyo Stock Exchange. As consideration for the Merger, each of MTH’s unitholders will be allocated new MTR investment units according to the number of MTH investment units they hold, thus becoming MTR unitholders, and because MTR investment units are listed on the Tokyo Stock Exchange Real Estate Investment Trust Securities Market, those unitholders will continue to have the opportunity to trade their investment units on the Tokyo Stock Exchange Real Estate Investment Trust Securities Market.

(5)	Measures to Ensure Fairness

i)	Measures to ensure fairness in assessing the propriety of the Merger and the merger ratio

Each of MTR and MTH is entrusting its asset management functions to MTAM. MTAM has organized the responsible managers (MTR: Head of Sogo REIT Management Division / MTH: Head of Hotel REIT Management Division) and asset management divisions (MTR: Sogo REIT Management Division / MTH: Hotel REIT Management Division) consisting of different members for each of MTR and MTH individually in assessing the Merger and providing advice and support to the Board of Directors of MTR and MTH, and established a complete system to block transmission of information by setting up an appropriate information wall between each of the asset management division. In addition, when it is necessary to communicate information causing concerns over conflict of interest between each of the asset management division in the course of assessing the Merger, such information is communicated through each of the abovementioned financial advisors appointed by each of MTR and MTH individually, in order to prevent asset management divisions from having direct contact with each other.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

In the course of assessing the Merger, each responsible manager and each of the asset management division reported on a timely basis the status of its assessment to the Board of Directors of MTR and MTH each composed of one executive director and supervisory directors (MTR: two persons / MTH: two persons), whose independence from the asset management company is ensured in terms of the Investment Trust Act, and all material matters of its assessments were deliberated and approved by the Board of Directors of MTR and MTH.

In addition, since executive directors of MTR and MTH concurrently serve as officers of MTAM and have a conflict of interest with MTAM, they do not participate in resolutions for approval of the Merger Agreement at meetings of the Board of Directors of MTR and MTH regarding the approval of the conclusion of the Merger Agreement.

In connection with the Merger, MTAM will receive merger fees and management fees relating to the management after the Merger becomes effective from MTR, which will be the surviving investment corporation in the Merger, pursuant to the provisions of MTR’s Certificate of Incorporation and the asset management agreement with MTR, but the amount of both fees will not be affected by the merger ratio of the Merger.

Furthermore, MTR appointed Nishimura & Asahi, and MTH appointed Mori Hamada & Matsumoto, respectively, as its legal advisor for the Merger, and received advice concerning the methodology and process relating to the procedures and decision-making process for the Merger.

ii)	Measures to ensure fairness in the calculation of the merger ratio

As discussed in (1) through (3) above, each of MTR and MTH has requested its respective financial advisor to perform financial analysis in regard to the merger ratio and the merger ratio was determined by comprehensively taking into account the results of such analyses together with other factors.

In order to ensure the fairness of the Merger and for the benefit of its unitholders, MTR obtained from SMBC Nikko Securities, an independent third-party financial advisor, a merger ratio calculation report providing an analysis from a financial perspective based on certain assumptions in regard to the allocation of investment units under the Merger.

Given the above, MTR’s Board of Directors concluded that sufficient measures have been taken to ensure the fairness of the Merger.

In order to ensure the fairness of the Merger and for the benefit of its unitholders, MTH obtained from Mizuho Securities, an independent third-party financial advisor, a merger ratio calculation report providing an analysis from a financial perspective based on certain assumptions in regard to the allocation of investment units under the Merger.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Given the above, MTH’s Board of Directors concluded that sufficient measures have been taken to ensure the fairness of the Merger.

MTR and MTH did not, however, obtain written opinions (so-called “fairness opinions”) from their respective financial advisors to the effect that the merger ratio is reasonable from a financial perspective for their respective unitholders.

IV.	Outline of Merging Parties

		Surviving Corporation			Dissolving Corporation
(1)	Name	MORI TRUST Sogo Reit, Inc.			MORI TRUST Hotel Reit, Inc.
(2)	Location	4-3-1, Toranomon, Minato-ku, Tokyo			4-3-1, Toranomon, Minato-ku, Tokyo
(3)	Name of Executive Director	Masayuki Yagi			Nobuyuki Aizawa
	Unitholders’ Capital (Note 1)	153,990 million yen			50,000 million yen
(5)	Date of Incorporation	October 2, 2001			January 15, 2016
(6)	Total Number of Outstanding Investment Units (Note 1)	1,320,000 units			500,000 units
(7)	Fiscal Period-Ends	March and September (Note 2)			February and August
(8)	Main Assets under Management	Real estate and Real estate beneficiary interests in trust			Real estate beneficiary interests in trust
(9)	Main Finance Providers	Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation, Sumitomo Mitsui Trust Bank, Limited, MUFG Bank, Ltd., Development Bank of Japan Inc.			Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation, Sumitomo Mitsui Trust Bank, Limited, MUFG Bank, Ltd. Development Bank of Japan Inc.
(10)	Major Unitholders and Holding Ratio (Note 3)	Mori Trust Holdings Inc.		26.52%	Mori Trust Holdings Inc.		36.80%
		Custody Bank of Japan, Ltd. (Trust Account)		18.86%	Custody Bank of Japan, Ltd. (Trust Account)		18.31%
		The Master Trust Bank of Japan, Ltd. (Trust Account)		9.94%	The Master Trust Bank of Japan, Ltd. (Trust Account)		9.62%
		The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)		3.28%	The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)		2.85%
		SSBTC CLIENT OMNIBUS ACCOUNT		1.34%	SSBTC CLIENT OMNIBUS ACCOUNT		1.94%
(11)	Business Results for the Last 3 Fiscal Periods
Fiscal Period Ended:		MTR			MTH
		Sep. 2021	Mar. 2022	Sep. 2022	Aug. 2021	Feb. 2022	Aug. 2022
	Operating Revenue	9,202	8,528	6,902	2,110	1,423	2,053
	Operating Profit	5,563	5,042	3,428	1,315	644	1,257
	Ordinary Profit	5,205	4,685	3,043	1,207	531	1,145
	Net Profit	5,041	4,537	3,331	1,206	530	1,144
	Net Profit per Unit (yen)	3,819	3,437	2,523	2,412	1,060	2,289
	Distributions per Unit (yen)	3,550	3,195	3,000	2,412	1,061	2,289
	Net Assets per Unit (yen)	121,292	121,180	120,508	102,412	101,061	102,289
	Net Assets	160,106	159,957	159,071	51,206	50,530	51,144
	Total Assets	328,288	325,071	325,909	110,359	109,535	110,357
	(In units of million yen unless otherwise specified)
(12)	Name of Asset Management Company	MORI TRUST Asset Management Co., Ltd.			MORI TRUST Asset Management Co., Ltd.
(13)	Location of Asset Management Company	4-3-1, Toranomon, Minato-ku, Tokyo			4-3-1, Toranomon, Minato-ku, Tokyo
(14)	Name and Title of Representative of Asset Management Company	Michio Yamamoto, President and Representative Director			Michio Yamamoto, President and Representative Director

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(15)	Relationshipbetween Parties Involved
	Capital Relationship	There is no capital relationship required to be disclosed between the Merging Parties. The asset management company for both the surviving corporation and the dissolving corporation is MTAM.
	Personnel Relationship	There is no personnel relationship required to be disclosed between the Merging Parties. The asset management company for both the surviving corporation and the dissolving corporation is MTAM.
	Business Relationship	There is no business relationship required to be disclosed between the Merging Parties. The asset management company for both the surviving corporation and the dissolving corporation is MTAM.
	Status as Related Party	While the Merging Parties are not a related party, MTAM as the asset management company for the Merging Parties is a related party of the Merging Parties.

(Note 1)	MTR’s amounts stated in “Unitholders’ Capital” and “Total Number of Outstanding Investment Units” are as of September 30, 2022 and those for MTH are as of August 31, 2022.

(Note 2)

MTR is planning to submit the following proposals for the amendments of the Certificate of Incorporation subject to the condition that the Merger Agreement is approved at the general meeting of unitholders of MTR and MTH: Change the conventional six-month fiscal periods of October 1 to the end of March and April 1 to the end of September to the six-month fiscal periods of September 1 to the end of February and March 1 to the end of August: and accordingly, change the current 42nd fiscal period of October 1, 2022 to the end of March 2023 to the period of October 1, 2022 to the end of February 2023 to the general meeting of unitholders scheduled on February 1, 2023. If the aforementioned amendment is approved in the general meeting of unitholders, the last fiscal period of MTR before the effective date of the Merger as the 42nd fiscal period is expected to be an five-month period from October 1, 2022 to February 28, 2023.

(Note 3)

The “holding ratio” is rounded down to the second decimal place. Figures shown are respectively based on MTR’s unitholders register as of September 30, 2022 and MTH’s unitholders register as of August 31, 2022. Accordingly, the figures may not reflect the actual holdings of the unitholders. Hereinafter the same shall apply.

V.	Post-Merger Status

(1) Status of Surviving Corporation

Surviving Corporation

(1)	Name	MORI TRUST REIT, Inc. (scheduled) (Note) (Current: MORI TRUST Sogo Reit, Inc.)

(2)	Location	4-3-1, Toranomon, Minato-ku, Tokyo

(3)	Name of Executive Director	Yagi Masayuki

(4)	Unitholders’ Capital	To be determined (Not yet determined) and be announced later.

(5)	Fiscal Period-Ends	February and August (scheduled)

(6)	Net Assets	To be determined (Not yet determined) and be announced later.

(7)	Total Assets	To be determined (Not yet determined) and be announced later.

(8)	Name of Asset Management Company	MORI TRUST Asset Management Co., Ltd.

(9)	Location of Asset Management Company	4-3-1, Toranomon, Minato-ku, Tokyo

(10)	Name and Title of Representative of Asset Management Company	Michio Yamamoto, President and Representative Director

(Note)

MTR will change the trade name on the condition that the Merger becomes effective, and will submit a proposal on the amendment of the Certificate of Incorporation to change the said trade name, etc. to MTR’s general meeting of unitholders to be held on February 1, 2023. Please refer to the Merger Agreement attached to this press release as Exhibit for details of the amendment of these Certificate of Incorporation.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(2) Major Unitholders and Unitholding Ratio before and after Merger

Before Merger

MTR		MTH

Mori Trust Holdings Inc.	26.52%	Mori Trust Holdings Inc.	36.80%

Custody Bank of Japan, Ltd. (Trust Account)	18.86%	Custody Bank of Japan, Ltd. (Trust Account)	18.31%

The Master Trust Bank of Japan, Ltd. (Trust Account)	9.94%	The Master Trust Bank of Japan, Ltd. (Trust Account)	9.62%

The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	3.28%	The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	2.85%

SSBTC CLIENT OMNIBUS ACCOUNT	1.34%	SSBTC CLIENT OMNIBUS ACCOUNT	1.94%

After Merger (Simple total after taking into account the merger ratio) (Note)
Mori Trust Holdings Inc.	29.18%
Custody Bank of Japan, Ltd. (Trust Account)	18.72%
The Master Trust Bank of Japan, Ltd. (Trust Account)	9.86%
The Nomura Trust and Banking Co., Ltd. (Investment Trust Account)	3.17%
SSBTC CLIENT OMNIBUS ACCOUNT	1.50%
STATE STREET BANK WEST CLIENT - TREATY 505234	1.02%
JP MORGAN CHASE BANK 385781	0.94%
LEGAL + GENERAL ASSURANCE PENSIONS MANAGEMENT LIMITED	0.91%
DFA INTERNATIONAL REAL ESTATE SECURITIES PORTFOLIO	0.87%
JP MORGAN CHASE BANK 385771	0.81%

(Note)

For the major unitholders and their unit holding ratios after the Merger, the number of investment units is calculated on the basis of the ratios of investment units held by the major unitholders prior to the merger as described above and on the assumption of MTR investment units being allocated in accordance with the content of “2. Overview of the Merger (3) Allocation of Investment Units under the Merger” above.

(3) Amendment to Asset Management Agreement

After the Merger, MTR plans to continue entrusting its asset management functions to MTAM (to which MTR is currently entrusting such services). Regarding the asset management agreement currently concluded between MTR and MTAM, an amendment agreement to the effect that necessary changes will be made in accordance with the change in the Certificate of Incorporation will be made subject to the effectuation of the Merger and the amendment of the Certificate of Incorporation.

MTH will terminate the asset management agreement executed between MTH and MTAM as of the effective date of the Merger subject to approval to be obtained at MTH’s general meeting of unitholders and on the condition that the Merger become effective.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(4) Amendment to Investment Policy

MTAM is considering making amendment, etc. to the investment policy for MTR’s guidelines on the management of its assets upon the set-up, etc. of a new investment policy for the diversified REIT as of the effective date of the Merger on the condition that the Merger and these Certificate of Incorporation become effective.

(5) Amendment to agreements with sponsors, etc.

MTR and MTAM today concluded an amendment agreement on the provision of information on real estate, etc. (the “Amendment Agreement”) with MORI TRUST. With the conclusion of the Amendment Agreement, the content of the agreement on the provision of information on real estate, etc. dated March 1, 2016, which was concluded among MTH, MTAM and MORI TRUST will be substantially succeeded to by MTR as of the effective date of the Merger on condition that the Merger will become effective.

In addition, in relation to the agreement on sponsor support dated November 1, 2016 (the “Agreement”), which was concluded among MTH, MTAM and Mori Trust Hotels & Resorts Co., Ltd. (“Mori Trust Hotels & Resorts”), a contract stipulating that the Agreement shall remain effective among MTR, MTAM and Mori Trust Hotels & Resorts even after the Merger is scheduled to be concluded on condition that the Merger will become effective.

As stated above, the contract on sponsor support concluded between MTR and MTH and MORI TRUST or Mori Trust Hotels & Resorts will remain the same without undergoing any substantial amendments even after the Merger.

VI.	Outline of Accounting Treatment

The purchase method is expected to be used in the accounting treatment of the Merger with MTR as the acquiring corporation and MTH as the acquired corporation, applying the Accounting Standards for Business Combinations (ASBJ Statement No. 21, revised as of January 16, 2019). Goodwill or negative goodwill is expected to arise as a result of the Merger, but the amount is currently uncertain. It will be announced as soon as it has been determined.

VII.	Outlook

For the business result forecasts after the Merger, please refer to “Notice of Forecasts of the Operating Results and Distributions for Fiscal Period ending August 31, 2023 Following the Merger of MORI TRUST Sogo Reit, Inc. and MORI TRUST Hotel Reit, Inc.” announced today by MTR and MTH.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

MTR will submit to its general meeting of unitholders to be held on February 1, 2023 a proposal for an amendment to be made to its Certificate of Incorporation with a view to changing its 42nd fiscal period, which is from October 1, 2022 to the end of March 2023, to the period from October 1, 2022 to the end of February, 2023, on the condition that the Merger Agreement will be approved by each general meeting of unitholders of MTR and MTH. For the outlook of MTR’s business results for the fiscal period ending on February 28, 2023 (from October 1, 2022 to February 28, 2023), which will be the last fiscal period before the effective date of the Merger, based on the assumption that the proposal will be approved, please see the “MTR Announces Financial Results for the fiscal period ended September 30, 2022” announced by MTR today.

In addition, for MTH’s business result forecasts, please refer to the “Notice Concerning Revisions to Forecast of Management Status and Announcement of Forecast of Money Delivered due to Merger for Fiscal Period Ending February 2023” announced today.

* Websites of MTR and MTH
MORI TRUST Sogo Reit, Inc.:	https://www.mt-reit.jp/en/index.html
MORI TRUST Hotel Reit, Inc.:	http://www.mt-hotelreit.jp/en/

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(Note 1)

In analyzing the above merger ratio, SMBC Nikko Securities has relied on the information provided by MTR and MTH and publicly available information assuming that all such materials and information are accurate and complete, without independent verification of the accuracy or completeness of those materials and information. In addition, SMBC Nikko Securities did not make any independent valuation, appraisal, or assessment of the assets or liabilities (including off-balance-sheet assets and liabilities and any other contingent liabilities) of MTR and MTH, nor has SMBC Nikko Securities requested any such appraisal or assessment from a third-party institution. Further, SMBC Nikko Securities has assumed that the financial projections provided by MTR and MTH have been prepared in a reasonable manner to reflect the best currently available estimates and judgments by the management of each of MTR and MTH. The analysis of the above merger ratio by SMBC Nikko Securities was based on the above information that was available as of November 21, 2022.

SMBC Nikko Securities has prepared its analysis solely for the Board of Directors of MTR for the purpose of deliberating the Merger and the analysis may not be definitively relied upon or used for any other purpose or by any other third party. In addition, SMBC Nikko Securities will not provide any opinion or recommendation on voting by any of the unitholders of MTR or MTH with respect to the Merger or any other proposed transaction.

(Note 2)

In calculating the merger ratio, Mizuho Securities has relied on the publicly available information considered by Mizuho Securities; information provided by MTR and MTH or the Asset Management Company; financial and other information discussed between Mizuho Securities and MTR and MTH or between Mizuho Securities and the Asset Management Company; all other information that become substantial basis for calculating the merger ratio, assuming that all such materials and information are accurate and complete. Mizuho Securities has not independently verified the accuracy or completeness of such information, nor assumes responsibility or liability to independently verify them. The contents written in the merger ratio calculation report may be different if there is a material error in the information provided to Mizuho Securities or discussed by Mizuho Securities with MTR and MTH or their asset managers or in case that there are facts and circumstances that are not disclosed at the time of issuance of the merger ratio calculation report or that occurred after the time of issuance of the merger ratio calculation report (including facts that potentially existed at the time of issuance of the merger ratio calculation report and became apparent thereafter) Mizuho Securities assumes that the executive directors of MTR and MTH are unaware of any fact that could render the information provided to or discussed with Mizuho Securities incomplete or misleading. In addition, Mizuho Securities does not independently evaluate or appraise the assets and liabilities (including derivative transactions, off-balance-sheet assets and liabilities, and other contingent liabilities) or allowances of MTR and MTH. Mizuho Securities has not been independently provided with an evaluation or appraisal from a third party, nor has it requested them from a third party. Mizuho Securities is not obligated to inspect the properties or facilities of MTR and MTH, and does not evaluate the unitholders’ capital, solvency or fair value of MTR and MTH in accordance with laws related to bankruptcy, etc.

In the calculation of the merger ratio, Mizuho Securities uses assumptions that Mizuho Securities deems reasonable and appropriate if information is not provided or disclosed by MTR and MTH or their asset managers; even if information is provided or disclosed, the impact of the investment unit value of MTR and MTH is currently unknown; or if Mizuho Securities could not use the information as a basis for evaluation even using other methods. If it turns out that Mizuho Securities’ assumptions differ in material respects from the facts, Mizuho Securities does not verify the impact that will have on MTR and MTH’s future financial position.

Mizuho Securities assumes that financial forecasts and other future information disclosed by MTR and MTH or their asset managers are reasonably prepared and created by executive directors of MTR and MTH or officers and employees of their asset managers based on the best forecasts and judgment of business forecasts and financial conditions available at the time. Mizuho Securities relies on these assumptions, financial forecasts, and business plans without independently verifying the feasibility of the above assumptions, financial forecasts, and business plans, and does not express any views regarding the analysis referred to in the merger ratio calculation report, forecasts, or assumptions underlying them. Mizuho Securities is not a legal, regulatory or tax-related expert and has relied on the evaluations made by external experts of MTR and MTH regarding such matters. The Merger is assumed to be a non-taxable transaction under the Japanese Corporation Tax Act.

The calculation results of Mizuho Securities were submitted by Mizuho Securities to MTH at the request of MTH for the sole purpose of serving as a reference for MTH’s Board of Directors to determine the merger ratio. Mizuho Securities does not express an opinion on the adequacy of the merger ratio.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Exhibit (MERGER AGREEMENT)

MERGER AGREEMENT

MORI TRUST Sogo Reit, Inc. (“MTR”) and MORI TRUST Hotel Reit, Inc. (“MTH”) enter into this merger agreement (the “Agreement”) as follows in relation to the merger between MTR and MTH (the “Merger”).

Article 1	Method of the Merger

In accordance with the provisions of this Agreement, MTR and MTH shall implement an absorption-type merger with MTR as the surviving corporation and MTH as the dissolving corporation under Article 147 of the Act on Investment Trusts and Investment Corporations (Act No. 198 of 1951, as amended; the “Investment Trusts Act”).

Article 2	Names and addresses of merging parties

The names and addresses of the surviving corporation and the dissolving corporation are as follows.

(1) Name and address of the surviving corporation

Name:	MORI TRUST Sogo Reit, Inc.
Address:	3-1 Toranomon 4-chome, Minato-ku, Tokyo

(2) Name and address of the dissolving corporation

Name:	MORI TRUST Hotel Reit, Inc.
Address:	3-1 Toranomon 4-chome, Minato-ku, Tokyo

Article 3	Split of MTR’s investment units

Subject to satisfaction of all conditions precedent set forth in Article 13, MTR shall split the investment units owned by the unitholders stated or recorded on the final unitholders register of MTR as of the day immediately preceding the effective date of the Merger (“Effective Date”) into 2 investment units for every one investment unit on the Effective Date (“Investment Unit Split”).

Article 4	Method for calculating the number of investment units to be issued and allotted at the time of the Merger and matters regarding the allotment

4.1

At the time of the Merger, MTR shall issue new investment units after the split in accordance with Article 3 in such number as is calculated by multiplying by 1.84 the aggregate number of investment units in MTH owned by the unitholders stated or recorded in the final unitholders register of MTH as of the day immediately preceding the Effective Date (excluding MTR, MTH, and the unitholders of MTH who have requested the purchase of their investment units in accordance with the provisions of Article 149-3 of the Investment Trusts Act (except for the unitholders who have withdrawn such request for the purchase); the “Allotted Unitholders”), and shall allot and deliver to the Allotted Unitholders 1.84 investment units in MTR after the split in accordance with Article 3 per 1 investment unit in MTH owned by the Allotted Unitholders. In this case, however, the effect of the allotment and delivery, as well as the Merger, shall be subject to the condition precedent that the Investment Unit Split takes effect on the Effective Date, and if the Investment Unit Split does not take effect on the Effective Date, MTR and MTH shall consult in good faith and reach an agreement for changing the Effective Date specified in Article 6 and for taking other necessary measures for the Merger to take effect.

4.2

In the case of the preceding paragraph, if there is any fraction of less than 1 investment unit in the investment units in MTR to be allotted to the Allotted Unitholders, MTR shall treat such fraction in accordance with the provisions of Article 149-17 of the Investment Trusts Act.

Article 5	Matters regarding total unitholders’ capital of the surviving corporation

The amount by which the total unitholders’ capital and the capital surplus of MTR will increase upon the Merger shall be as follows; provided, however, that MTR and MTH may change such amount upon agreement through consultation, taking into consideration the financial conditions of MTR and MTH on the day immediately preceding the Effective Date.

(1) Unitholders’ Capital: 0 yen

(2) Capital Surplus: The amount obtained by deducting the amount set out in the preceding item from the amount of increase or decrease in the unitholders’ equity, etc., set out in Article 22, Paragraph 1 of the Ordinance on Accountings of Investment Corporations (Cabinet Office Ordinance No. 47 of 2006, as amended)

Article 6	Effective Date

The effective date of the Merger shall be March 1, 2023; provided, however, that MTR and MTH may change the Effective Date upon agreement through consultation, if necessary in order to complete the procedures for the Merger or for any other reason.

Article 7	General meeting of unitholders

7.1

MTR shall hold a general meeting of unitholders on February 1, 2023 or a date separately determined by MTR and MTH upon agreement, and request such general meeting of unitholders to approve (i) this Agreement, in accordance with the provisions of Article 149-7, Paragraph 1 of the Investment Trusts Act, (ii) amendments to the Certificate of Incorporation as set forth in Exhibit 7.1 as of the Effective Date subject to the Merger taking effect, and other proposals separately determined by MTR and MTH upon agreement. However, this shall not apply if MTR and MTH separately agree through consultation.

7.2

MTH shall hold a general meeting of unitholders on January 31, 2023 or a date separately determined by MTR and MTH upon agreement, and request such general meeting of unitholders to approve (i) this Agreement, in accordance with the provisions of Article 149-2, Paragraph 1 of the Investment Trusts Act, (ii) termination of the asset management agreement between MTH and MORI TRUST Asset Management Co., Ltd. (“MTAM”) as of the Effective Date subject to the Merger taking effect, and other proposals separately determined by MTR and MTH upon agreement. However, this shall not apply if MTR and MTH separately agree through consultation.

Article 8	Post-merger trade name and related entities, etc. of MTR

8.1	MTR’s post-merger trade name shall be MORI TRUST REIT, Inc.

8.2

MTR’s asset manager (which shall mean an asset manager as referred to in Article 2, Paragraph 21 of the Investment Trusts Act; the same hereinafter), asset custody company (which shall mean an asset custody company as referred to in Article 2, Paragraph 22 of the Investment Trusts Act; the same hereinafter), administrative agent (which shall mean an administrative agent as referred to in Article 2, Paragraph 23 of the Investment Trusts Act to which the services set out in each item of Article 117 of the Investment Trusts Act shall be entrusted; the same hereinafter), and accounting auditor shall not be changed upon the Merger.

8.3

Subject to the effectiveness of the Merger, MTH shall, upon the Effective Date, terminate MTH’s asset management agreement with its asset manager, asset custody agreement with its asset custody company and administration agreements with its administrative agents, and any other agreement separately determined by MTR and MTH upon agreement; provided, however, that MTR shall succeed to the obligations of MTH to pay the fees that have to be paid under the agreements set forth in this paragraph that have not been paid as of the Effective Date.

8.4	Notwithstanding the preceding three paragraphs, MTR and MTH may change the provisions thereof upon agreement through consultation.

Article 9	Payment upon the Merger

In lieu of cash distribution to the unitholders of MTH for MTH’s fiscal period ending on the day immediately preceding the Effective Date (distribution of profits), MTR shall make a payment to the Allotted Unitholders upon the Merger. The amount of such payment shall be calculated by the following formula (with any fractional amount of less than one yen to be rounded down) per 1 investment unit in MTH owned by the Allotted Unitholders, and within a period after the Effective Date that is reasonable in consideration of the determination of profit for that fiscal period of MTH, the process of rendering payment upon the Merger, and other factors:

Amount of payment upon the Merger per 1 investment unit	=	Distributable profit of MTH as of the day immediately preceding the Effective Date
Outstanding investment units in MTH as of the day immediately preceding the Effective Date

In the formula set out above, the term “Distributable profit of MTH as of the day immediately preceding the Effective Date” shall mean the amount of profits as set forth in Article 136, Paragraph 1 of the Investment Trust Act as of the day immediately preceding the Effective Date, and the term “Outstanding investment units in MTH as of the day immediately preceding the Effective Date” shall mean the number of investment units calculated by deducting the number of investment units held by the unitholders of MTH other than the Allotted Unitholders from the outstanding number of investment units in MTH as of the day immediately preceding the Effective Date.

Article 10	Cash distribution

10.1

Until the Effective Date, MTR shall distribute 3,960,000,000 yen in total (3,000 yen per 1 investment unit) to unitholders or investment unit pledge holders stated or recorded on the final unitholders register of MTR as of September 30, 2022 as cash distributions for the fiscal period ended on September 30, 2022, and except for such cash distributions, MTR shall not pay any cash distributions to any unitholder or purchase investment units for consideration by agreement with any unitholder.

10.2

Until the Effective Date, MTH shall distribute 1,144,500,000 yen in total (2,289 yen per 1 investment unit) to unitholders or investment unit pledge holders stated or recorded on the final unitholders register of MTH as of August 31, 2022 as cash distributions for the fiscal period ended on August 31, 2022, and except for such cash distributions, MTH shall not pay any cash distributions to any unitholder or purchase investment units for consideration by agreement with any unitholder.

10.3

Notwithstanding the preceding two paragraphs, if the Effective Date is changed to a date after March 1, 2023, MTR and MTH will determine the treatment of cash distributions upon agreement through consultation.

Article 11	Succession of corporate property

On the Effective Date, MTR shall succeed to any and all assets, liabilities, rights and obligations of MTH existing as of the Effective Date.

Article 12	Covenants

12.1

From the execution date of this Agreement to the Effective Date, MTR and MTH shall each conduct their respective businesses and manage and operate their respective properties with the due care of a prudent manager, and cause their respective asset managers, asset custody companies, administrative agents, and other third parties to do the same, and shall obtain the prior consent of the other party before taking any action that might materially affect their respective assets, rights or obligations (including, but not limited to, issuance of investment units; issuance of investment corporation bonds (excluding issuance or borrowing for redemption of existing investment corporation bonds or repayment of existing borrowings) or new borrowing (excluding issuance or borrowing for redemption of existing investment corporation bonds or repayment of existing borrowings); conclusion or execution of agreement on sales or acquisition of properties, etc. (real properties or specified assets secured mainly by real properties; hereinafter the same), unless otherwise expressly provided for herein or in any other agreement executed as of the execution date of this Agreement. In addition, for the avoidance of doubt, even if expressly stipulated in this Agreement and based on the agreement that has been concluded as of the date of the conclusion of this Agreement, when the relevant contract is changed or terminated after the conclusion of this Agreement, it shall be conducted with the prior consent of the other party.

12.2

MTR and MTH shall immediately give notice to the other party, if, during the period on or before the Effective Date, either party learns of any event which may reasonably have a material impact on their business, financial condition, or the Merger (including, but not limited to, violations of contractual financial covenants and other provisions related to borrowing, violations of laws and regulations by MTR or MTH, and indications from authorities). In this case, MTR and MTH shall discuss and consider how to deal with such event in good faith and shall use best efforts to resolve such issues.

12.3

By the effective date, MTH shall obtain a memorandum from the contracting party to the effect that the following agreement will not be terminated due to cancellation or other reasons, or make arrangements for such purpose as may be separately agreed upon by MTR and MTH.

(i)	Sponsor support agreement dated November 1, 2016 between MTAM, MTH and Mori Trust Hotels & Resorts Co., Ltd.

12.4

MTR and MTH shall take practical measures necessary for MTR to succeed to MTH’s assets, liabilities and obligations associated with the Merger from the date of execution of this Agreement until it becomes effective, and provide necessary cooperation such as mutual information exchange and have each asset management company provide necessary cooperation to implement such measures.

Article 13	Conditions for the Merger

If any of the following preconditions for the Merger to take effect has not been met on the day preceding the Effective Date, or if it becomes clear that any of the following preconditions for the Merger to take effect have not been met by the day before the Effective Date, the contracting parties (excluding the party in case that fails to satisfy the preconditions due to a reason attributable to itself or its asset manager) to this Agreement may terminate this Agreement without assuming any liability or payment obligation to the other party by giving written notice to the other party before the Effective Date (provided that this shall not apply for any liability or payment obligation owed by the party which provided such notice pursuant to breach of any other provision of this Agreement)

(1)

Approval of each of MTR’s and MTH’s general meeting of unitholders that is necessary to execute the Merger or matters intended related to the Merger (approval of MTR’s general meeting of unitholders shall be the approval of proposals stipulated Article 7, Paragraph 1 (i) and (ii) and other proposals separately agreed upon by MTR and MTH; approval of MTH’s general meeting of unitholders shall be the approval of proposals stipulated Article 7, Paragraph 2 (i) and (ii) and other proposals separately agreed upon by MTR and MTH); completion of procedures in accordance with other applicable laws and regulations; completion of obtaining necessary permits and approvals;

(2)

neither MTR nor MTH is in breach of a contractual obligation (including those under this Agreement) or financial covenant or delayed in payment of a monetary debt (including taxes and other public charges); provided, however, that minor breaches and delays in payment shall be excluded;

(3)

there is no occurrence of any acceleration event (including any event that would constitute an acceleration event either with the passage of time or notice, or both), suspension of payments, or insolvency by MTR or MTH;

(4)

consent has been obtained from each financial institution lending money to MTR or MTH with respect to conducting the Merger and the basic borrowing conditions applicable on or after the effective date of the Merger (regarding the agreement related to the borrowing, including necessary measures separately agreed by MTR and MTH to ensure that there will be no violation of financial covenants, breach of covenants, or loss of time benefit at MTR after the Merger), and such consent has not been withdrawn;

(5)	MTR and MTH have reasonably confirmed that filing of Form F-4 is not required for the Merger under the U.S. Securities Act;

(6)	no petition for the commencement of bankruptcy procedures, civil rehabilitation procedures, or any other similar legal insolvency procedures is filed with respect to MTR or MTH;

(7)

MTR and MTH, as well as the asset manager of MTR and MTH, have not been subject to revocation of registration by a supervisory agency, suspension of all or a part of its business, or other administrative disposition that materially impairs, or has a materially adverse effect on, the implementation of the Merger; and

(8)	in addition to the above, there is no event which is reasonably judged to materially impede the Merger or to make it impracticable.

Article 14	Change of conditions for the Merger and termination of this Agreement

14.1

If, during the period from the execution date of this Agreement to the Effective Date, (i) there is any material change in the assets or the business condition of MTR or MTH, (ii) it is reasonably concluded that the implementation of the Merger has become impossible or impracticable, (iii) it becomes difficult to achieve the purpose of the Merger for any other reason, or (iv) it becomes clear that there are grounds to believe that any of the above circumstances may arise, then MTR and MTH may, upon agreement through consultation in good faith, change the conditions of the Merger or any other provisions of this Agreement, or terminate this Agreement.

14.2	The provisions of this paragraph and Articles 16 through 18 shall survive even if this Agreement is terminated pursuant to the preceding article or the preceding paragraph.

Article 15	Announcements

In the event MTR or MTH makes a public announcement in relation to the Merger such as the execution of this Agreement, its contents, or otherwise, the party shall make such announcement only with the prior consent of the other party hereto as to the announcement’s content, timing, method, etc.

Article 16	Costs and expenses

Each of MTR and MTH shall be responsible for its own expenses incurred by each of them before the Effective Date relating to the execution and performance of this Agreement (including, but not limited to, fees to legal counsels, certified public accountants, tax accountants, research companies, advisers and other experts appointed by each of them), and each of MTR and MTH shall record the expenses that it is responsible for as expenses for the fiscal period ending before the Effective Date; provided, however that this shall not apply to the expenses to be separately discussed and agreed upon between MTR and MTH.

Article 17	Governing law

This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 18	Jurisdiction

MTR and MTH agree that the Tokyo District Court shall be the court of first instance having exclusive jurisdiction in any dispute related to this Agreement.

Article 19	Good faith consultation

Any necessary matters concerning the Merger as well as those provided for in this Agreement shall be separately determined through mutual consultation by MTR and MTH in accordance with the purpose of this Agreement.

(The remainder of this page has been intentionally left blank.)

This Agreement has been prepared in two originals, to which each of MTR and MTH shall affix its name and seal and retain one original.

November 22, 2022

MTR        MORI TRUST Sogo Reit, Inc.

3-1 Toranomon 4-chome, Minato-ku, Tokyo

Executive Director    Masayuki Yagi

MTH        MORI TRUST Hotel Reit, Inc.

3-1 Toranomon 4-chome, Minato-ku, Tokyo

Executive Director    Nobuyuki Aizawa

Exhibit 7.1 (Proposed Amendments to the Certificate of Incorporation)

Proposed Amendments to the Certificate of Incorporation

(Amended parts are underlined.)

Current Certificate of Incorporation	Proposed Amendments
Article 1 (Trade Name) This investment corporation’s trade name is MORI TRUST Sogo Reit, Inc.	Article 1 (Trade Name) This investment corporation’s trade name is MORI TRUST REIT, Inc.
Article 5 (Total number of authorized investment units) 1. The Total number of authorized investment units shall be 10,000,000. 2 (Text omitted)	Article 5 (Total number of authorized investment units) 1. The Total number of authorized investment units shall be 20,000,000. 2 (Unchanged)

Article 9 (Convocation)

1. General Meetings of Unitholders shall be convened without delay on May 25, 2017, and subsequently convened on May 25 of every other year without delay.

2 to 4 (Text omitted)

5. (New)

Article 9 (Convocation)

1. General Meetings of Unitholders shall be convened without delay on April 25, 2023, and subsequently convened on April 25 of every other year without delay.

2 to 4 (Unchanged)

5. This investment corporation shall deliver information in reference documents for General Meetings of Unitholders in electronic form. This investment corporation may exclude all or part of the information specified in paragraph 4, Article 162 of the Regulation for Enforcement of the Act on Investment Trusts and Investment Corporations (Order of the Prime Minister’s Office No. 129 of November 17, 2000, including subsequent revisions; hereinafter the “Ordinance for Enforcement of Investment Trust Act”) as part of the information provided in electronic form from the information delivered in writing to an investment unitholder who has requested written documents.

Article 26 (Asset management targets and policies) Asset management targets and policies are as follows:	Article 26 (Asset management targets and policies) Asset management targets and policies are as follows:

Current Certificate of Incorporation	Proposed Amendments

(1)  (Text omitted)

(a)  (Text omitted)

(b)  The primary use of the real estate, etc. this investment corporation invests in shall be offices. This investment corporation shall diversify its investment by including retail facilities, hotels, housing, etc. The primary location of the real estate this investment corporation invests in shall be central Tokyo. This investment corporation shall diversify its investment by including areas surrounding central Tokyo, regional cities, etc.

(1)  (Unchanged)

(a)  (Unchanged)

(b)  The primary uses of the real estate, etc. this investment corporation invests in shall be offices and lodging facilities (hotels, inns, etc. and facilities attached to lodging facilities, hereinafter “lodging facilities,” and hereinafter “Core Assets,” including offices). This investment corporation shall diversify its investment by including retail facilities, housing, etc. The primary location of offices this investment corporation invests in shall be central Tokyo. This investment corporation shall diversify its investments by including areas surrounding central Tokyo, regional cities, etc. The primary locations of lodging facilities this investment corporation invests in shall be major cities across Japan (i.e., the 23 wards of Tokyo and ordinance-designated cities) and distinguished tourist sites (i.e., areas having attractive cultural properties, tourist attractions, etc., which already appeal to tourists or will likely appeal to tourists in the future).

(c)  (Text omitted)

(d)  This investment corporation shall invest primarily in the Portfolio specified in item (i), Article 105 of the Regulation for Enforcement of the Act on Investment Trusts and Investment Corporations (Order of the Prime Minister’s Office No. 129 of November 17, 2000, including subsequent revisions).

(c) (Unchanged) (d) This investment corporation shall invest primarily in the Portfolio specified in item (i), Article 105 of the Ordinance for Enforcement of Investment Trust Act.

Current Certificate of Incorporation	Proposed Amendments

(2)  (Text omitted)

(3)  (Text omitted)

(a)  (Text omitted)

(b)  Other specific assets

This investment corporation may invest in the following specific assets in addition to the specified assets in item (a), paragraph (3) of this Article.

A. to I. (Text omitted)

J.   Other securities (specified in Article 2, Paragraphs 1 and 2 of the Financial Instruments and Exchange Act), excluding those falling down into D. and I. above.

K. to M. (Text omitted)

(c)  (Text omitted)

(4)  (Text omitted)

(a)  (Text omitted)

(b)  (Text omitted)

(c)  Real estate used primarily for offices shall be selected as investment properties. To reduce risks associated with the concentration of the uses of buildings, this investment corporation shall diversify its investment by including retail facilities, hotels, housing, etc. Real estate located primarily in central Tokyo shall be selected as investment properties. To reduce risks associated with cash flow fluctuations such as risks related to earthquakes, vacancies, etc., this investment corporation shall diversify its investment by including areas surrounding central Tokyo and regional cities.

(d) to (g) (Text omitted)

(5)  (Text omitted)

(6)  (Text omitted)

(2)  (Unchanged)

(3)  (Unchanged)

(a)  (Unchanged)

(b)  Other specific assets

This investment corporation may invest in the following specific assets in addition to the specified assets in item (a), paragraph (3) of this Article.

A. to I. (Unchanged)

J.   Other securities (specified in Article 2, Paragraphs 1 and 2 of the Financial Instruments and Exchange Act), excluding those falling down into D. and I. above and M. below.

K. to M. (Unchanged)

(c)  (Unchanged)

(4)  (Unchanged)

(a)  (Unchanged)

(b)  (Unchanged)

(c)  Real estate used primarily as Core Assets shall be selected as investment properties. To reduce the risks associated with the concentration of the uses of buildings, this investment corporation shall diversify its investment by including retail facilities, housing, etc. The selection of the locations of the real estate to be invested in shall be as provided in Item (b), Paragraph (1) of Article 26. To reduce risks associated with cash flow fluctuations such as risks related to earthquakes, vacancies, etc., this investment corporation shall diversify areas.

(d) to (g) (Unchanged)

(5)  (Unchanged)

(6)  (Unchanged)

Current Certificate of Incorporation	Proposed Amendments

Article 27 (Valuation method, standards, and record date)

1 (Text omitted)

(1)  (Text omitted)

(2)  Marketable securities (excluding those corresponding to B or E of Item (1) of this paragraph)

A value calculated based on the final price announced or a value equivalent to this calculated using a rational method.

The acquisition cost may be used for valuation if there is no market price equivalent to the above or a rationally calculated price.

(3)  (Text omitted)

(4)  Rights related to derivative trading

A. Those listed on a financial instruments exchange

Value calculated based on a closing price at the financial instruments exchange (quote if there is no closing price) (lowest bearish price disclosed or highest bullish price, the middle rate if both are disclosed.) If no final price is available on the record date, valuation is based on the final price on the last day before the record date.

B. Those without a market price at a financial instrument exchange

Any price rationally calculated as equivalent to the market price, if available. Purchase price if calculating fair value is extremely difficult.

Article 27 (Valuation method, standards, and record date)

1 (Unchanged)

(1)  (Unchanged)

(2)  Marketable securities (excluding those corresponding to B or E of Item (1) of this paragraph)

Securities categorized as held-to-maturity bonds shall be valuated at their acquisition cost. Those categorized as available-for-sale securities are valuated at their market prices. Stocks, etc. that do not have a market value are valuated at acquisition cost.

(3)  (Unchanged)

(4)  Rights related to derivative trading

Claims and obligations arising from derivative trading are valuated at market prices.

However, hedge accounting can be applied to those recognized as hedging based on the generally-accepted accounting principles. Exceptional accounting treatment for interest-rate swaps can be applied to those meeting the requirements of exceptional accounting treatment for interest-rate swaps specified in the Accounting Standard for Financial Instruments.

Current Certificate of Incorporation	Proposed Amendments

C. Regardless of A and B above, hedge accounting can be applied to those recognized as hedging based on the generally-accepted accounting principles. Exceptional accounting treatment for interest-rate swaps can be applied to those meeting the requirements of exceptional accounting treatment for interest-rate swaps specified in the Accounting Standard for Financial Instruments.

(5)  (Text omitted)

(5) (Unchanged)

Article 28. (Accounting period)

The business period of this investment corporation shall be six months from April 1 to the end of September of the same year and six months from October 1 to the end of March of the following year. The final day of each period shall be the closing date.

Article 28. (Accounting period)

The business period of this investment corporation shall be six months from March 1 to the end of August of the same year and six months from September 1 to the end of February of the following year. The final day of each period shall be the closing date. However, the 42nd business period shall be from October 1, 2022 to February 28, 2023.

Article 32. (Standards for the amount or payment of remuneration for accounting auditor)

Remuneration for an accounting auditor shall be an amount determined by the Board of Directors (up to 15 million yen per business period). It is paid into a bank account specified by the accounting auditor within two (2) months from the receipt of a payment request submitted by the accounting auditor after all audit reports required by the Investment Trust Act and other laws and regulations are received.

Article 32. (Standards for the amount or payment of remuneration for accounting auditor)

Remuneration for an accounting auditor shall be an amount determined by the Board of Directors (up to 20 million yen per business period). It is paid into a bank account specified by the accounting auditor within two (2) months from the receipt of a payment request submitted by the accounting auditor after all audit reports required by the Investment Trust Act and other laws and regulations are received.

Current Certificate of Incorporation	Proposed Amendments

Article 33. (Standards for the amount or payment of asset management fees paid to the asset management company engaging in asset management)

The standards for the amount or payment of asset management fees paid to the asset management company contracted by this investment corporation to operate asset management shall be as specified below. This investment corporation shall pay the remuneration specified in each item to the asset management company through the procedures and timing specified below.

(1)  Management fee 1

In each business period, the appraisal value of assets at the end of the current and previous accounting periods (specific assets specified in items (a) and (b), paragraphs (3) of Article 26 of this Certificate of Incorporation (The specific assets specified in item (b) of the same paragraph shall be limited to those assets the ownership of which is practically and economically deemed the possession of real estate, etc. related to the specific assets)). The management fee shall be the amount derived by averaging the total amount of each method specified in Article 2 of the Certificate of Incorporation, multiplying the results by a fee rate of up to 0.2% determined by the Board of Directors, and multiplying the result by 50%. A quarter of the amount derived by multiplying a rate of up to 0.2% of the total amount of appraisal value of assets at the end of the previous period determined by the Board of Directors shall be paid on June 30 and December 31 of each year. Any amount in excess or short shall be adjusted without delay after the results for the accounting period are finalized.

Article 33. (Standards for the amount or payment of asset management fees paid to the asset management company engaging in asset management)

The standards for the amount or payment of asset management fees paid to the asset management company contracted by this investment corporation to operate asset management shall be as specified below. This investment corporation shall pay the remuneration specified in each item to the asset management company through the procedures and timing specified below.

(1)  Management fee 1

In each business period, the appraisal value of assets at the end of the current and previous accounting periods (specific assets specified in items (a) and (b), paragraphs (3) of Article 26 of this Certificate of Incorporation (The specific assets specified in item (b) of the same paragraph shall be limited to those assets the ownership of which is practically and economically deemed the possession of real estate, etc. related to the specific assets)). The management fee shall be the amount derived by averaging the total amount of each method specified in Article 2 of the Certificate of Incorporation, multiplying the results by a fee rate of up to 0.2% determined by the Board of Directors, and multiplying the result by 50%. A quarter of the amount derived by multiplying a rate of up to 0.2% of the total amount of appraisal value of assets at the end of the previous period determined by the Board of Directors shall be paid on May 31 and November 30 of each year. Any amount in excess or short shall be adjusted without delay after the results for the accounting period are finalized.

Current Certificate of Incorporation	Proposed Amendments

(2)  Management fee 2

The amount shall be derived by multiplying a rate of up to 3% of distributable income calculated in the accounting period, which is determined by the Board of Directors.

Distributable income shall be the amount of profit before income taxes added to the total amount of any loss carried forward before deducting Management fee 2 calculated pursuant to corporate accounting standards generally deemed fair and appropriate in Japan.

Management fee 2 shall be paid without delay after the results of the accounting period are finalized.

(2)  Management fee 2

The amount shall be derived by multiplying the result of dividing profit before deducting Management fee 2 in each business period by the total number of investment units outstanding in each accounting period (rounded off to the nearest yen) by the rate of up to 0.0012% determined by the Board of Directors.

Profit before Management fee 2 is the amount derived by adding amortization of goodwill to and subtracting gains on negative goodwill incurred from profit before income taxes calculated pursuant to corporate accounting standards generally deemed fair and appropriate in Japan (before subtracting Management fee 2 and non-deductible consumption tax and other dues applicable to Management fee 2), after adding the total amount of any loss carried forward. Management fee 2 shall be paid without delay after the results of the accounting period are finalized.

(3) (Text omitted) (4) (Text omitted)	(3) (Unchanged) (4) (Unchanged)

Current Certificate of Incorporation	Proposed Amendments
Article 38 (New)

Articles 38. (Effect of Revision of the Certificate of Incorporation)

1. The revision of the Certificate of Incorporation related to Articles 1, 5, 9.1, 26, 28, 32, and 33 shall take effect on the condition that the absorption-type merger of this investment corporation, the surviving corporation, and MORI TRUST Hotel Reit, Inc., the dissolving corporation, (hereinafter referred to as the “Merger”) comes into force based on the merger agreement signed between this investment corporation and MORI TRUST Hotel Reit, Inc. on November 22, 2022. This Article shall be deleted after the revision of the Certificate of Incorporation takes effect pursuant to the provision hereof.

2. If specific assets are passed down from MORI TRUST Hotel Reit Inc. through the Merger, the amount of the Management fee 1 for the business period from March 1, 2023 to August 31, 2023 shall be calculated by including the period-end appraisal value of assets of MORI TRUST Hotel Reit Inc., the dissolving corporation, as of February 28, 2023, in the period–end appraisal value of assets of this investment corporation.